UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2008 (January 4, 2008)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 1020 East Meadow Circle Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2007 Performance Bonus Program Payout.
     On March 2, 2007, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”) approved the adoption of the 2007 Performance Bonus Program (the “Bonus Program”) for the Company’s employees, including its executive officers. The Bonus Program was adopted to attract, motivate and retain the Company’s employees.
     In order to be eligible for participation in the Bonus Program, an employee must have been employed by the Company for at least six months (i.e. a start date before July 1, 2007) and still have been employed at the end of 2007. Employees employed more than six months, but less than one year, were eligible to receive a pro-rated bonus payout. The annual cash bonuses and stock option awards for all employees, including executive officers, were calculated in accordance with a formula that takes into account base salary and accomplishment of specified corporate, departmental and individual goals, as well as the discretionary allocations determined by the Company’s Board in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers. The Board determined the achievement of the corporate goals and the Company’s management team determined the achievement of departmental and individual goals. The relative weighting of the components of the goals, the allocation of awards between cash bonuses and stock option awards, and the percentage of base salary used to determine bonus eligibility vary by the levels of employee, with the bonuses of executive officers being weighted toward achievement of corporate goals, stock option awards and a higher percentage of base salary. Stock option awards were valued based on a Black Scholes calculation of the option award value. Payment of bonuses pursuant to the Bonus Program were based on the achievement of the following corporate goals: (i) certain financing goals; (ii) certain corporate development goals; (iii) achievement of certain clinical trial advancement goals; (iv) corporate/financial goals relating to achievement of certain financial measures; and (v) successful completion of a State inspection/license of the Company’s new manufacturing facilities (collectively, the “2007 Corporate Goals”).
     On January 4, 2008, after the Board reviewed the Company’s fiscal year 2007 results measured against the 2007 Corporate Goals, the Board determined that the Company attained a specified percentage of the 2007 Corporate Goals. Based on this determination, the Board approved specific cash bonus payments and the issuance of options to purchase shares of our common stock. We issued the stock options on January 4, 2008 and will pay the cash bonuses as determined on January 4, 2008 as described below.
     The stock options were granted under and in accordance with the terms and conditions of our 2005 Equity Incentive Plan (which was filed as Exhibit 10.4 to our Registration Statement on Form S-1 (No. 333-130644), our “2005 Equity Incentive Plan”). All of the options have an exercise price of $7.50 per share (the closing price of our common stock on the date of grant and are incentive stock options for tax purposes. Certain non-executive officer employees and all of our executive officers were granted ten (10) year options to purchase shares of our common stock. The number of options granted to our employees was calculated in accordance with a formula outlined above. These options will vest over a one-year period, with 50% of the options vesting on January 4, 2008 and the remaining 50% of such options vesting on the one year anniversary of January 4, 2008 (subject to acceleration in accordance with the terms of Sections 10(c) and (d) of our 2005 Equity Incentive Plan). The form of stock option grant notice relating to these options conforms to the standard form of grant notice filed as Exhibit 10.5 to our Registration Statement on Form S-1 (No. 333-130644).

Executive Compensation Increases and Option Grants
     As described above, on January 4, 2008, the Board approved the following cash bonus payments and stock option issuances for the Company’s executive officers under the Bonus Program. The bonuses and stock option grants were granted subject to the terms described above, were determined in the manner described above and are consistent with our pre-established corporate and individual performance goals.

Executive Officer	2007 Cash Bonus ($)	2007 Year-End Option Grant Shares
Thomas B. King	$94,014.00	7,378
President and Chief Executive Officer

James V. Cassella, Ph.D.	$59,840.00	4,696
Senior Vice President, Research and Development

August J. Moretti	$59,840.00	4,696
Senior Vice President, Chief Financial Officer and Secretary

Anthony G. Tebbutt	$48,800.00	3,830
Senior Vice President, Corporate Strategy & Business Development
     The Company will provide additional information regarding the compensation awarded to our “named executive officers” in respect of and during the year ended December 31, 2007, in the proxy statement for our 2008 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: January 9, 2008	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer